Exhibit 10.7

EMPLOYMENT AGREEMENT

Made as of March 8, 2013

Between

Wescom Solutions Inc.

as Corporation

and

Ed Roshitish

EMPLOYMENT AGREEMENT

i	EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This Agreement is made as of March 8, 2013 (the “Effective Date”), between

Wescom Solutions Inc.

(the “Corporation”)

and

Ed Roshitish

(the “Executive”)

FOR VALUE RECEIVED, the parties agree as follows:

ARTICLE 1 — TERM AND POSITION

1.1 Term. Commencing on May 1st, 2013 the Executive’s employment shall continue for an indefinite term (the “Term”) and on terms and conditions contained herein.

1.2 Position. The Executive shall initially serve as the Chief Operating Officer and shall perform such duties and exercise such powers as may from time to time be assigned to or vested in him by the Chief Executive Officer of the Corporation.

ARTICLE 2 — THE EXECUTIVE’S OBLIGATIONS

2.1 Full Time and Efforts. During the Term, the Executive shall devote all of his full time, efforts and attention to the business and affairs of the Corporation and use his best efforts to promote the success of the Corporation. The Executive will, at all times, act in the best interests of the Corporation. The Executive shall not, without the prior written approval of the Board of Directors, accept any other employment or serve as a director of any business other than the Corporation, except in the capacity of an investor of money and so long as such monetary investment does not affect the conduct of the Executive’s duties as set forth in this Agreement.

2.2 Compliance with policies. The Executive shall comply with all policies, rules and regulations of the Corporation as such policies, rules and regulations may be implemented or amended by the Corporation, from time to time. You acknowledge and agree to abide by the terms of the Employee Confidentiality and Assignment Agreement annexed hereto as Exhibit A.

EMPLOYMENT AGREEMENT

ARTICLE 3 — PLACE OF PERFORMANCE

3.1 Place of Performance. In connection with the Executive’s employment by the Corporation, the Executive shall be based at the company’s corporate office in Mississauga, Ontario, Canada.

ARTICLE 4 — THE EXECUTIVE’S COMPENSATION

4.1 Base Salary. The Executive shall be compensated by the Corporation at a base rate of $275,000 per annum (the “Base Salary”), payable semi-monthly on the 15th and the last day of each month. The Base Salary will be reviewed annually at the end of each fiscal year during the Term of employment.

4.2 Additional Remuneration. The Executive will also be eligible to receive an annual cash bonus of up to $125,000 for each fiscal year (the “Annual Bonus”), less withholding required by law, based on performance criteria established by the Chief Executive Officer, which criteria shall be subject to change from year to year, in the discretion of the Chief Executive Officer. During the first six months of employee the bonus amount of $62,500 shall be guaranteed. Annual Bonus criteria shall be determined by the Chief Executive Officer and approved by the Board of Directors, by no later than the first 60 days in each fiscal year. Except as otherwise determined by the Board of Directors or set forth herein, the Executive’s Annual Bonus will be paid only if the Executive is actively employed by and in good standing with the Corporation at the time of such bonus payments. Any period of notice which was given or ought to have been given, will not be deemed to be active employment. The Executive will be granted an option to acquire 150,000 common shares in Wescom Inc. The options will have a strike price equivalent to their fair market value, as determined by the Board of Directors, commencement of employment and will vest over four years at 25% per annum. In the event of a acquisition of the Wescom by a third party, 50% of the unvested options shall vest on the date on closing of the transaction.

4.3 Health and Welfare Benefits. During the Term, the Executive shall be entitled to participate in all of the Corporation’s benefit plans, programs or arrangements, including without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit bonuses, disability benefits, health and life insurance which shall be established by the Corporation for, or made available to, its senior executives and to such other benefits and prerequisites as are specifically set forth herein in accordance with the terms as contained in such plans (the “Corporation’s Benefit Plan”).

4.4 Annual Vacation. The Executive shall be entitled to five (5) weeks annual vacation per year at times mutually agreed to by the Executive and the Chief Executive Officer.

4.5 Cellular Phone / Pager / Home Office Internet Connection. The Corporation will pay the Executive’s cellular phone, pager and home office internet connections on a monthly basis.

4.6 Expense Reimbursement. The Executive shall be reimbursed in accordance with the Corporation’s policies for all out of pocket business expenses actually and properly

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incurred in the course of his duties under this Agreement on behalf of the Corporation. No reimbursement shall be made unless the Executive has retained the original invoice relating to the expense for which reimbursement is claimed and remitted such invoice to the Corporation. The company agrees to pay for any reasonable relocation expenses to be determined by the Chief Executive Officer.

ARTICLE 5 — TERMINATION

5.1 Death or Permanent Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Corporation determines in good faith that a Permanent Disability of the Executive has occurred during the Term (pursuant to the definition of Permanent Disability set forth below), it may provide the Executive with written notice in accordance with Article 7.3 of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Permanent Disability” shall have such meaning as under the Corporation’s disability plan in which the Executive participates or, if the Executive does not participate in any such plan, shall mean the absence of the Executive from the Executive’s duties with the Corporation on a full-time bases for 180 consecutive business days as a result of incapacity due to mental or physical illness, as determined by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive’s legal representative.

5.2 Cause. The Corporation may terminate the Executive’s employment during the Term either with or without Cause. For purposes of this Agreement “Cause” shall mean:

(i) the failure of the Executive to perform the Executive’s duties with the Corporation or any affiliated entity (other than any such failure resulting from incapacity due to physical or mental illness), provided that such conduct is not cured within a period of 30 days from the date the Executive is notified in writing by the Corporation;

(ii)	any illegal conduct or gross misconduct on the part of the Executive which may be injurious to the Corporation;

(iii)	the Executive’s conviction of, or plea of guilty or no contest to, a charge of an indictable offence in Canada or comparable offence elsewhere in the world; or

(iv)	the Executive’s material breach of any of the provisions of the Employee Confidentiality and Assignment Agreement; or

(v)	any act or omission on the part of the Executive which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee including but not limited to, a material breach of this Agreement.

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5.3 Good Reason. Subject to the limitations in the immediately following sentence, the Executive’s employment may be terminated by the Executive during the Term with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean (in the absence of the written consent of the Executive) the occurrence of any of the following events or circumstances: the assignment to the Executive of any duties inconsistent with the Executive’s role (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any action by the Corporation which results in a diminution in any of the foregoing, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Corporation within 30 days of receipt of notice given by the Executive;

(i)	any material breach of this Agreement by the Corporation which is not cured within 30 days of receipt of notice given by the Executive.

(ii)	The Executive’s mental or physical incapacity following the occurrence of an event described above in Section 5.3 shall not affect the Executive’s ability to terminate his employment for Good Reason and the Executive’s death following delivery of a Notice of Termination of Good Reason shall not affect the Executive’s estate’s entitlement to any severance payments or benefits under Article 6 of this Agreement.

5.4 Notice of Termination. Any termination by the Corporation for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Article 7.3 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Corporation to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Corporation, respectively, hereunder or preclude the Executive or the Corporation, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Corporation’s rights hereunder.

5.5 Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Corporation for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Corporation other than for Cause or Permanent Disability, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Permanent Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

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ARTICLE 6 — The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire voting membership of the Board of Directors other than Executive, if the Executive is a member of the Board of Directors.

OBLIGATIONS OF CORPORATION ON TERMINATION

6.1 Good Reason; Without Cause. In the event the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason and subject to the receipt by the Corporation of an originally executed “waiver and release” in the form attached as Exhibit B to this agreement within 5 days of the Date of Termination, the Corporation shall provide to the Executive the following:

(i)	a payment equivalent to of the greater of three months, or one month per year of service to a maximum of 12 months, of the Executive’s Monthly Base Salary (the “Notice Period”) to be paid in the form of salary continuation in accordance with the Corporation’s regular payroll practices; and

(ii)	the sum of (1) the Executive’s Base Salary through the Date of Termination to the extent unpaid, (2) any accrued and unused vacation pay owing to the Date of Termination and (3) any business expenses incurred by the Executive that are unreimbursed as of the Date of Termination (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

(iii)	the Executive and any eligible dependants shall continue to participate in Corporation’s Benefit Plans for the length of the Notice Period, to the extent permitted by the insurer and in accordance with the terms of such plans.

6.2 Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Term, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

6.3 Permanent Disability. If the Executive’s employment is terminated by reason of the Executive’s Permanent Disability during the Term, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, which shall be paid to the Executive in a lump sum in cash within 30 days of the date of termination.

6.4 Cause; Other than for Good Reason. If (i) the Executive’s employment shall be terminated for Cause or (ii) the Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive the Accrued Obligations. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

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6.5 Full Settlement. The Executive agrees that any payments made are inclusive of and in full satisfaction of any termination and/or severance payments that may be required under the relevant employment standards legislation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

ARTICLE 7 — MISCELLANEOUS

7.1 Modifications and Amendments. No provisions of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing signed by the Executive and the Board of Directors of the Corporation.

7.2 Entire Agreement. This Agreement and the Employee Confidentiality and Assignment Agreements contains all the terms and conditions agreed upon by the parties hereto and supersedes any and all prior agreements and understandings.

7.3 Notices. All notices, requests, demands or other communications (collectively, “Notices”) by the terms hereof required or permitted to be given by one party to any other party, or to any other person shall be given in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to such other party as follows:

	(a) To the Corporation at:	Wescom Solutions Inc.
6975 Creditview Road, Unit #4
Mississauga, Ontario L5N 8E9
Attention: Board of Directors
905-858-2248

(b)	To the Executive at:	Ed Roshitsh
77 Van Ness Ave, #703
SF, CA 94102

All such Notices shall be deemed to have been received when delivered or transmitted, or, if mailed, 48 hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received 48 hours after 12:01 a.m. on the day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted all Notices shall be given by personal delivery or by facsimile transmission.

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7.4 Law Governing. This Agreement shall be subject to and governed by the laws of the Province of Ontario. The courts of Ontario shall have exclusive jurisdiction with respect to any dispute or other matter arising hereunder.

7.5 Severability. The invalidity, illegality or unenforceability of any provision in this Agreement shall not in any way affect or impair the validity, legality or enforceability of the remaining provisions of this Agreement.

7.6 Consultation with Counsel. The Executive acknowledges that he has had sufficient time to read and understand this Agreement, and that he has been advised to obtain, and that he has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to this Agreement.

7.7 Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement this 1st day of March, 2013.

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
	)	/s/ Ed Roshitsh
Witness:	)
)
)

WESCOM SOLUTIONS INC.

By:
		Name:	Mike Wessinger
		Title:	Chief Executive Officer

I HAVE AUTHORITY TO BIND THE CORPORATION

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Exhibit A

Wescom Solutions, Inc

Employee Confidentiality and Assignment Agreement

In consideration and as a condition of my employment or continued employment by Wescom Solutions, Inc. (the “Company”) and/or any of its affiliates (the Company or any direct or indirect parent or subsidiary entity of the Company, a “Company Entity”), I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company Entities’ business, technology, business relationships or financial affairs that the Company Entities have not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company Entities. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company Entities from their respective customers or suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company Entities, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company Entity. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3. Rights of Others. I understand that the Company Entities are now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company Entities to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information, provided I am made aware of such terms.

4. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the business of the Company and I will

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not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company Entities or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is reasonably requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and that all such work is made in the course of my employment, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of any Company Entity or any customer of or supplier to any Company Entity or any of the products or services being researched, developed, manufactured or sold by any Company Entity or which may be used with such products or services; or (b) result from tasks assigned to me by a Company Entity; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company Entity (“Company-Related Developments”), and all related patents, patent applications, industrial designs, industrial design applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Rider A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with a Company Entity that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

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This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.]

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on a Company Entities’ premises and owned by any Company Entity, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with a Company Entity, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to

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secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8. Non-Competition. During my employment, or for such longer period during which the Company is paying salary continuation, for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the United States or Canada that develops, manufactures or markets any products, or performs any services, that are otherwise competitive, in a material manner, with the products or services of the Company, or products or services that the Company Entities or their respective affiliates, has, with my assistance or involvement, under development or that to my knowledge are the subject of active planning at any time during my employment; provided that this shall not prohibit any possible investment in publicly traded stock of any company or entity representing less than one percent of the stock of such company or entity.

9. Non-Solicitation. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company Entities, (a) call upon, solicit, divert, take away, or conduct any business from or with any of the Customers or Prospective Customers of the Company Entities or any of its suppliers, and/or (b) solicit, entice, attempt to persuade any other employee or consultant of the Company Entities to leave the Company Entities for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company Entities or who was employed or engaged by the Company Entities within six months of any attempt to hire such person. “Customer” shall mean any person who, in the twelve (12) months preceding the date of the termination of my employment hereunder for any reason, has purchased from any of the Company Entities, with my assistance, any product or services produced, sold, licensed, or distributed by any of the Company Entities. “Prospective Customer” shall mean any person solicited by me, on behalf of any Company Entity at any time during the twelve (12) month period immediately preceding the date of the termination of my employment, for any reason.

10. Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

11. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or

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confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

12. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond.

13. Use of Voice, Image and Likeness. While I am employed by the Company Entities, I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

14. Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer or other designated person of the Company before it is released in the public domain.

15. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any Company Entity or any of their respective parents, subsidiaries or affiliates to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

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16. Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement.

17. Disclosure to Future Employers. I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

18. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

19. Interpretation. This Agreement will be deemed to be made and entered into in the Province of Ontario, Canada, and will in all respects be interpreted, enforced and governed under the laws of the Province of Ontario, Canada. I hereby agree to consent to jurisdiction of the courts situated within the Province of Ontario, Canada for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

20. Entire Agreement. This Agreement and the Employment Agreement between myself and Wescom Solutions Inc., supersedes all prior understandings and agreements between myself and the Company Entities relating to the subject matter hereof and constitutes the entire agreement between the parties.

21. Legal Advice. I acknowledge and agree that the Company has recommended that I obtain independent legal advice with respect to the nature and consequences of entering into this Agreement, which legal advice cannot and will not be provided by counsel to the Company Entities. By signing and accepting this Agreement, I acknowledge that I have had the opportunity to obtain or have obtained independent legal advice in respect of this Agreement and that I understand the nature and consequences of this Agreement

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

EMPLOYEE		WITNESS
Signed:	/s/ Ed Roshitsh	Signed:	/s/ Christine Roshitsh
Print Name:	Ed Roshitsh	Print Name:	Christine Roshitsh
Date:	3/10/2013	Date:	3/10/2013

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RIDER A

To:	Wescom Solutions, Inc.

From:

Date:

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my Agreement by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below:

14	EMPLOYMENT AGREEMENT

Exhibit B – Form of Release and Confidentiality Agreement

RELEASE AND CONFIDENTIALITY AGREEMENT

1.	RELEASE

IN CONSIDERATION of the amounts paid to Executive under the employment agreement dated March 6, 2013, less all necessary statutory deductions, and other good and valuable consideration, provided to Executive by Wescom Solutions Inc. I do for myself, and my heirs, executors, administrators, trustees, successors and assigns, (hereinafter collectively referred to as “I”), forever release, remise and discharge Wescom Solutions Inc., its subsidiaries and affiliates and all officers, directors, shareholders, employees, agents, insurers, predecessors, successors and assigns or any of them (hereinafter collectively referred to as the “Company”), jointly and severally from any and all actions, causes of actions, contracts, (whether express or implied), claims and demand for damages, loss or injury, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law or in equity, which against the Company, I ever had, now have, or can hereafter have by reason of or existing out of any causes whatsoever existing up to and inclusive of the date of this Release, including but without limiting the generality of the foregoing:

(a)	my employment with the Company;

(b)	my ceasing to be employed with the Company; and

(c)	any and all claims for damages, short term disability, long term disability, sick leave, salary, wages, termination pay, severance pay, vacation pay, commissions, bonuses, expenses, allowances, incentive payments, insurance or any other benefits arising out of my employment with the Company.

2	NO ADMISSION

I acknowledge that the satisfactory arrangements made between me and the Company do not constitute any admission of liability by or on behalf of the Company

3	EMPLOYMENT STANDARDS

Subject to payment of the amounts set out in the Settlement Letter, I acknowledge receipt of all wages, overtime pay, vacation pay and general holiday pay and I further reconfirm that there are no entitlements, overtime pay or wages due and owing to myself by the Company.

4	HUMAN RIGHTS

I acknowledge that this Release applies to any and all claims I have or may have pursuant to any applicable human rights legislation and further acknowledge or promise that I have or will abandon, quit and withdraw any complaint filed by me.

15	EMPLOYMENT AGREEMENT

5	BENEFITS AND INSURANCE CLAIMS

I acknowledge and agree that all of my employment benefits cease as at the date set out in the Settlement Letter. I have received all benefit entitlements, including insurance benefits to date, and have no further claim against the Company for benefits. I fully accept sole responsibility to replace those benefits that I wish to continue and to exercise conversion privileges, where applicable, with respect to benefits. In the event that I become disabled, I covenant not to sue the Company for insurance or other benefits, or for loss of benefits. I hereby release the Company from any further obligations or liabilities arising from my employment benefits.

6	NON-DISCLOSURE

I agree and covenant not to divulge or disclose, directly or indirectly, the contents of this Release or the Settlement Letter, or the terms of settlement relating to my ceasing to be employed by the Company, to any person including, but without limiting the generality of the foregoing, to employees or former employees of the Company, except my legal and financial advisors on the condition that they maintain the confidentiality thereof, or as required by law.

7	CONFIDENTIALITY

I recognize and acknowledge that during my employment with the Company I had access to certain confidential and proprietary information, the disclosure of which could be harmful to the interests of the Company. I acknowledge and agree that I have taken and will, in future, take appropriate precautions to safeguard such confidential information.

8	INDEMNITY REGARDING TAX

I further agree to indemnify and save harmless the Company and shall be liable to the Company for any claims in regards to non-deduction or insufficient deduction of taxes or employment insurance monies in regards to the settlement agreed to herein, including any legal costs, interest or penalties as my be assessed or alleged against the Company.

9	INDEMNITY REGARDING WORKPLACE LEGISLATION

For the above-mentioned consideration, I covenant and agree to save harmless, and indemnify the Company, for any financial liability or payment that may arise with respect to the settlement terms outlined in the Settlement Letter or this Release pursuant to any statutory authority including, without limiting the generality of the foregoing, any liability pursuant to the Employment Standards Act, Workplace Safety and Insurance Act, Employment Insurance Act, Human Rights Code, Occupational Health and Safety Act, Labour Relations Act and the Pay Equity Act.

10	RETURN OF COMPANY PROPERTY

I agree to immediately return to the Company all Company property in my possession or control, if I have not done so already. Without limiting my obligations, Company material includes all manuals, vehicles, communications equipment, product information, price lists, displays and promotional material.

16	EMPLOYMENT AGREEMENT

11	INJUNCTIVE RELIEF

I understand and agree that in the event that I breach any of my obligations contained in paragraphs 6, 7 or 9 of this Release, that monetary damages will be inadequate to compensate the Company for the breach. I agree that in the event of a breach, or threatened breach, by me of paragraphs 6, 7 or 9 in this Release, the Company, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to an interim injunction, interlocutory injunction and permanent injunction, in order to prevent or to restrain any such breach by me, or by any of my partners, co-ventures, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with me.

12	NO THIRD PARTY CLAIMS

I covenant and agree to not make any claim or take proceedings against any other person or corporation who might claim contribution or indemnity from the Company under the provisions of any statute or otherwise in respect of the matters herby released.

13	UNDERSTANDING

I declare that I have had sufficient opportunity to review the terms of this Release and the terms of settlement which have been agreed to by myself and the Company. I fully understand this Release and the terms of settlement set forth in the Settlement Letter. I have been advised by the Company to obtain independent legal and financial advice and have either sought out such advice prior to executing the Settlement Letter and this Release or have waived my right to do so, at my own risk. I have not been influenced by any representations or statements made by or on behalf of the Company. I voluntarily accept these terms for the purpose of making a full and final compromise, adjustments and settlement of all claims as aforesaid.

14	COMPLETE AGREEMENT

I understand and agree that this Release and the Settlement Letter contain the entire agreement between the Company and me, that such agreements may not be modified except by mutual written agreement of me and the Company, and that the terms of this Release are contractual and not a mere recital.

15	GOVERNING LAW

This Release and Confidentiality Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and each of the parties hereto agrees irrevocably to attorn to the non-exclusive jurisdiction of the Courts of such Province.

17	EMPLOYMENT AGREEMENT

16	COUNTERPARTS AND FACSIMILE

The parties hereto acknowledge and agree that facsimile signatures or electronic pdf signatures on this Release and Confidentiality Agreement will be valid and binding as if this Release and Confidentiality Agreement had been executed in original by the parties hereto, and receipt of this Release and Confidentiality Agreement bearing a signature by facsimile or email pdf transmission shall constitute delivery of this Release and Confidentiality Agreement. This Release and Confidentiality Agreement may be executed (either by original or facsimile or pdf signature) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

DATED at                     , in the Province of Ontario, this 10th day of March      2013.

/s/ Ed Roshitsh
Witness	Ed Roshitsh
Name:

18	EMPLOYMENT AGREEMENT